United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     Form 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.


                                                Commission File Number 000-30908

                            Metro International S.A.
         --------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                     11, Boulevard Royal, L-2449, Luxembourg
                   -------------------------------------------
                                +(352) 27 751 350

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Series A shares
    -----------------------------------------------------------------------
                                 Series B shares
    -----------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None.
                   -------------------------------------------
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]               Rule 12h-3(b)(1)(i)  [ ]
          Rule 12g-4(a)(1)(ii) [ ]               Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)  [X]               Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]               Rule 12h-3(b)(2)(ii) [ ]
                                   Rule 15d-6 [ ]

Approximate number of holders of record as of the certification or / date: 276


Pursuant to the requirements of the Securities Exchange Act of 1934, Metro International S.A. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 23, 2003                       By: /s/ Pelle Tornberg
      -------------------------                   --------------------------
                                                  Name: Pelle Tornberg
                                                  Title: Chief Executive Officer



                                              By: /s/ Robert Patterson
                                                  --------------------------
                                                  Name: Robert Patterson
                                                  Title: Chief Financial Officer